Exhibit 10.21

ACTION BY THE PLAN ADMINISTRATOR OF THE
BENEFIT EQUALIZATION PLAN

The undersigned, being duly designated as the Administrator of the Benefit Equalization Plan (the “Plan”) with the authority to amend the Plan where the amendment or amendments to the Plan do not increase the annual expenditure of the Plan by more than $500,000, or if authorized by the Board of Directors of Altria Group, Inc. (the “Board”) to amend the Plan, hereby amends the Plan as follows:

WHEREAS, it has been determined to amend the Plan to clarify the definition of “Compensation” and to make a change to conform to a change in the terminology used in the Deferred Profit-Sharing Plan for Salaried Employees.

NOW, THEREFORE, it is hereby:

RESOLVED, that the Plan, as amended and in effect to the date hereof, be amended as set forth below.

1.    Article I of the Plan, “DEFINITIONS” is amended, effective January 1, 2016, by replacing references to “Exceeds” in Article I, section (o) of the Plan with “Outstanding.”

2.    Article IIB(2) and (3) shall be amended, effective October 1, 2016, to read as follows:

(2)    The Benefit Equalization Profit-Sharing Allowance with respect to an Employee who is a Match-Eligible Employee, but who is not a TP Employee shall equal the sum of (a) and (b) below:

(a)    the amounts which would have been credited, but were not credited to his Company Account in the Profit-Sharing Plan as a result of the Statutory Limitations, plus

(b)    beginning with the first calendar year for which the Match-Eligible Employee is eligible for an allocation of the Contribution to his Company Account in the Profit-Sharing Plan and for each year thereafter, provided that the Match-Eligible Employee receives a Company Contribution to his Company Account for each such year, an amount equal to three percent (3%) of such Match-Eligible Employee’s Compensation in excess of the Compensation Limitation for such Plan Year.

In order to be eligible for the portion of the Benefit Equalization Profit-Sharing Allowance payable under subsection (2)(b) for a Plan Year, the Match-Eligible Employee must have made the maximum dollar amount of Elective Contributions (including Catch-up Contributions, if applicable to the Match-Eligible Employee) for such Plan Year, as described in Section 402(g)(1) of the Code.

(3)    The amounts credited pursuant to ARTICLE IIB(2)(a) shall be deemed credited on the same date as the Company Contribution is made to the Profit-Sharing Plan. The amounts credited pursuant to ARTICLE IIB(2)(b) shall be deemed credited on January 1 immediately succeeding the calendar year for which such Company Match Contributions could not be made to the Profit-Sharing Plan, except in the case of the year in which the Employee Separates from Service, in which case the amounts shall be deemed credited on the date of the Employee’s Separation from Service. All such amounts shall be deemed to have been invested in Part C of the Fund (as defined in the Profit-Sharing Plan) and valued in accordance with the provisions of the Profit-Sharing Plan.

RESOLVED, further, that the proper officers of Altria Client Services LLC be, and hereby are, authorized to do all such acts and things and to execute and deliver all documents and instruments as may be necessary or desirable to carry out the purposes of the foregoing resolutions.

Dated: December 21, 2016

/s/ SCOTT SCOFIELD
Scott Scofield,
Administrator